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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   Form 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                          the Securities Act of 1934



       Date of report (Date of earliest event reported): June 19, 1998



                            USA TECHNOLOGIES, INC.
            (Exact Name of Registrant as Specified in its Charter)



Pennsylvania                        33-70992                      23-269963
(State or other             (Commission File Number)          (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)



                      200 Plant Avenue
                    Wayne, Pennsylvania                            19087
          (Address of principal executive offices)              (Zip Code)



      Registrant's telephone number, including area code: (610) 989-0340



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Item 5.  Other Events.

         On February 17, 1998, Prime Hospitality Corp. ("Prime") entered into an agreement with the joint venture between the Company and Mail Boxes Etc. USA, Inc. ("Joint Venture") pursuant to which Prime would purchase a minimum of 100 MBE Business Express(TM) units for installation at Prime's owned and managed hotels. The agreement provided that Prime would purchase the first six units on a trial basis. If the 90-day trial period was successful, then Prime would order the remaining 94 units. The agreement provides for a purchase price of approximately $1.7 million for all 100 units.

         On June 19, 1998, the Company received notification from Prime that the trial period was successful, and Prime would adopt the MBE Business Express(TM) as a brand standard at all of its AmeriSuites properties. Pursuant to the agreement, Prime is obligated to purchase a minimum of 94 additional MBE Business Express(TM) units over the next twelve months. Pursuant thereto, it is anticipated that Prime would order 68 retrofit units for existing AmeriSuites and the balance of 26 full units for new AmeriSuites to be opened during the next twelve months.

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                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            USA TECHNOLOGIES, INC.

                                            By: /s/ George R. Jensen, Jr.
                                                --------------------------------
                                                     George R. Jensen, Jr.,
                                                     President and Chief
                                                     Executive Officer
June 23, 1998